CONSULTING AGREEMENT

AGREEMENT made this 5th day of October, 2006, by and between Micro Mammoth Solutions,Inc., a Nevada Corporation, hereinafter referred to as the "Consultant", and Legends Investments Group, Inc., a Florida Corporation hereinafter referred to as "Company".

WHEREAS, the Company desires to engage the services of the Consultant to perform for the Company consulting services regarding the functions for the operation of Marketing and Customer Service as an independent contractor and not as an employee; and

WHEREAS, Consultant desires to consult with the Board of Directors, the officers of the Company, and the administrative staff, and to undertake for the Company consultation as to the direction of certain functions in said management of; Marketing and Customer Service.

NOW, THEREFORE, it is agreed as follows:

1. Term. The respective duties and obligations of the contracting parties shall be for a period of 24 Months commencing on November 1st, 2006, and may be terminated by either party giving thirty (30) days' written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this agreement and duty communicated to the party giving notice.

2. Consultations. Consultant shall be available to consult with the Board of Directors, the officers of the Company, and the heads of the administrative staff at reasonable time, concerning matters pertaining to the organization of the administrative staff, the fiscal policies of the Company, the relationship of the Company with its employees or with any organization representing its employees, and, in general, the important problems of concern in the business affairs of the Company. Consultant shall not represent the Company, its Board of Directors, its officers or any other members of the Company in any transactions or communications nor shall Consultant make claim to do so.

3. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 5 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold himself out as an employee of the Company.

4. Confidentiality. In the course of performing Consulting Services, the parties recognize that Consultant may come in contact with or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This

information may include, but is not limited to, information pertaining to the Company computer and other systems, which information may be of value to a competitor. Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

5. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty of willful misconduct or gross negligence by a court of competent jurisdiction.

6. Compensation. The Consultant shall receive at least monthly from the Company for the performance of the services rendered to the Company pursuant to the terms of the agreement $1,000.00 per month for work performed by the Consultant. In addition, the Company shall reimburse the Consultant per-diem for any reasonable out of pocket expenses incurred by the Consultant pursuant to the terms of this agreement. The Consultant shall submit itemized statements of hours of services performed and expenses incurred during any particular month by the first (1th) day of the next succeeding month. The amount shall be paid to the Consultant by the thirtieth (30th) day of the month.

6. Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

7. Governing Law, Severability. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by Arbitration in accordance of the rules of American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof. For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in Seminole County, State of Florida. In the event that litigation results from, or arises out this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time

calculable. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 5th day of October, 2006.

"Company"

By: ______________________________
Larry Powalisz
President and CEO
Legends Investments Group, Inc.

"Consultant"

By: ______________________________
James Watson
President and CEO
Micro Mammoth Solutions, Inc.